Exhibit 99.1

MANITEX INTERNATIONAL REPORTS

SECOND QUARTER 2024 RESULTS

Bridgeview, IL, August 7, 2024 – Manitex International, Inc. (Nasdaq: MNTX) (“Manitex” or the “Company”), a leading international provider of truck cranes, specialized industrial equipment, and construction equipment rental solutions to infrastructure and construction markets, today reported financial results for the three months ended June 30, 2024.

SECOND QUARTER 2024 RESULTS

(all comparisons versus the prior year period unless otherwise noted)

•	Net revenue of $76.2 million, +3.7%

•	Gross profit of $17.2 million, +14.9%; gross margin of 22.5%, +220 basis points

•	Net Income of $1.5 million; Adjusted Net Income of $2.2 million, or $0.11 per diluted share

•	Adjusted EBITDA of $8.1 million, +19.0%; Adjusted EBITDA margin of 10.6%, +137 basis points

•	Net Debt decrease of $2.4 million from 1Q24; Net leverage of 2.5x as of June 30, 2024

•	Reiterated full-year 2024 adjusted EBITDA guidance; Adjusted full-year 2024 revenue guidance

MANAGEMENT COMMENTARY

“Our second quarter results highlight our continued progress under our Elevating Excellence strategy, as we produced further margin expansion, generated strong adjusted EBITDA growth, and reduced net leverage” stated Michael Coffey, Chief Executive Officer of Manitex. “Our second quarter performance was driven by strong growth in our rental operations, cost reductions which are gaining momentum, and ongoing process improvements, resulting in nearly 20% year-over-year growth in adjusted EBITDA.”

“While we continue to see some apprehension from our dealers and customers, likely driven by the stubbornly high interest rates, macro uncertainty, and upcoming elections, which is weighing on order patterns and our backlog, we remain confident in the long-term drivers of our business,” noted Coffey. “The need to invest in infrastructure, enhance the durability of the electric grid, and mine critical materials to support the energy transition has not changed, and these factors will drive our business in the coming years. In the meantime, we will continue to focus on our commercial growth initiatives, and we made important progress during the second quarter, including growing momentum in our dealer network expansion strategy and increased new product adoption.”

“The continued progress under our operational excellence initiatives was once again clearly evident during the second quarter based on our 220 basis points of gross margin expansion,” continued Coffey. “During the second quarter, we made additional progress on our supply chain initiatives, resulting in lower materials costs, and further improved our manufacturing velocity. These actions contributed to an adjusted EBITDA margin of 10.6% in the second quarter, an improvement of nearly 140 basis points from the prior-year period, despite some mixed headwinds.”

“We remain committed to our disciplined capital allocation strategy, with a near-term priority on reducing our debt levels and net leverage,” stated Joseph Doolan, Chief Financial Officer of Manitex. “We finished the second quarter with net debt of $83.9 million, down over $2 million from the end of the first quarter, and our ratio of net debt to trailing twelve-month adjusted EBITDA was 2.5x, down from 2.9x at the end of 2023. At June 30, 2024 we had approximately $33 million of cash and availability under our credit facilities, which provides us with ample financial flexibility to support our growth initiatives.”

“We are extremely proud of the progress we’ve made under Elevating Excellence, and we remain laser- focused on continuing to drive critical change under this program in the coming years in an effort to drive shareholder value,” noted Coffey. “It is this disciplined focus on our strategic priorities that has enabled us to deliver strong adjusted EBITDA growth and margin expansion during 2024, despite the slowing in order trends we have experienced in recent quarters. As a result of the recent order trends, we are lowering our full-year 2024 revenue guidance to a range of $290 million to $300 million. However, we continue to expect our 2024 adjusted EBITDA to be in a range of $30 million to $34 million, demonstrating our strong execution against our operational excellence priorities.”

SECOND QUARTER 2024 PERFORMANCE

Manitex reported net revenue of $76.2 million for the second quarter 2024, up 3.7% from net revenue of $73.5 million for the same period last year owing to growth in both the Lifting Equipment and Rental segments.

Lifting Equipment Segment revenue was $67.9 million during the second quarter 2024, an increase of 2.4%, versus the prior-year period. The revenue increase was a result of the continued improvements in manufacturing velocity.

Rental Equipment Segment revenue was $8.4 million in the second quarter 2024, an increase of 15.0% versus the prior year, driven by strong end-market demand and investments in rental fleet growth.

Total gross profit was $17.2 million in the second quarter, an increase of 14.9% from the prior-year period due to increased manufacturing throughput, lower material costs driven by supply chain initiatives, and increased contribution from the Rental segment. As a result of these factors, gross profit margin increased 220 basis points to 22.5% during the second quarter 2024.

SG&A expense was $11.1 million for the second quarter, up modestly from $10.8 million for the comparable period last year. R&D costs of $0.9 million were up modestly from $0.8 million from last year.

Operating income was $5.1 million for the second quarter 2024, compared to $3.3 million for the same period last year. Second quarter operating margin was 6.7%, an improvement from 4.5% in the prior year period. The year-over-year improvement in operating income and operating margin was driven by the improved gross margin performance.

The Company delivered net income of $1.5 million, or $0.07 per diluted share, for the second quarter 2024, compared to a net income of $0.4 million, or $0.02 per diluted share, for the same period last year.

Adjusted EBITDA was $8.1 million for the second quarter 2024, or 10.6% of sales, up 19.0% from adjusted EBITDA of $6.8 million, or 9.3% of sales, for the same period last year. See Non-GAAP reconciliations in the appendix of this release.

As of June 30, 2024, total backlog was $116 million, down from $170 million at the end of the fourth quarter 2023.

BALANCE SHEET AND LIQUIDITY

As of June 30, 2024, total debt was $89.2 million. Cash and cash equivalents as of June 30, 2024, were $5.3 million, resulting in net debt of $83.9 million. Net leverage was 2.5x at the end of the second quarter 2024, down from 2.9x at the end of fourth quarter 2023. As of June 30, 2024, Manitex had total cash and availability of approximately $33 million.

2024 FINANCIAL GUIDANCE

The following forward-looking guidance reflects the management’s current expectations and beliefs as of August 7, 2024, and is subject to change.

	Full-Year 2023 Actual	Full-Year 2024	Prior Full-Year 2024
Total Revenue ($MM)	$291.4	$290 to $300	$300 to $310
Total Adjusted EBITDA ($MM)	$29.6	$30 to $34	$30 to $34
Total Adjusted EBITDA Margin	10.1%	10.8%*	10.5%*

*	Assumes mid-point of the guidance range.

SECOND QUARTER 2024 RESULTS CONFERENCE CALL

Manitex will host a conference call today at 9:00 AM ET to discuss the Company’s second quarter 2024 results.

A webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of the Manitex website at https://www.manitexinternational.com/eve ntspresentations.aspx, and a replay of the webcast will be available at the same time shortly after the webcast is complete.

To participate in the live teleconference:

Domestic Live:	(800) 717-1738
International Live:	(646) 307-1865

To listen to a replay of the teleconference, which will be available through August 21, 2024:

Domestic Replay:	(844) 512-2921
International Replay:	(412) 317-6671
Passcode:	1123676

NON-GAAP FINANCIAL MEASURES AND OTHER ITEMS

In this press release, we refer to various non-GAAP (U.S. generally accepted accounting principles) financial measures which management uses to evaluate operating performance, to establish internal budgets and targets, and to compare the Company’s financial performance against such budgets and targets. These non-GAAP measures, as defined by the Company, may not be comparable to similarly titled measures being disclosed by other companies. While adjusted financial measures are not intended to replace any presentation included in our condensed consolidated financial statements under generally accepted accounting principles (GAAP) and should not be considered an alternative to operating performance or an alternative to cash flow as a measure of liquidity, we believe these measures are useful to investors in assessing our operating results, capital expenditures and working capital requirements and the ongoing performance of its underlying businesses. A reconciliation of Adjusted GAAP financial measures is included with this press release. All per share amounts are on a fully diluted basis. The quarterly amounts described below are unaudited, are reported in thousands of U.S. dollars, and are as of the dates indicated.

ABOUT MANITEX INTERNATIONAL

Manitex International is a leading provider of mobile truck cranes, industrial lifting solutions, aerial work platforms, construction equipment and rental solutions that serve general construction, crane companies, and heavy industry. The company engineers and manufactures its products in North America and Europe, distributing through independent dealers worldwide. Our brands include Manitex, PM, Oil & Steel, Valla, and Rabern Rentals.

FORWARD-LOOKING STATEMENTS

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This release contains statements that are forward-looking in nature which express the beliefs and expectations of management including statements regarding the Company’s expected results of operations or liquidity; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “will,” “should,” “could,” and similar expressions. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These factors and additional information are discussed in the Company’s filings with the Securities and Exchange Commission and statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

IR CONTACT

Paul Bartolai or Noel Ryan

MNTX@val-adv.com

MANITEX INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

(Unaudited)

	June 30, 2024	December 31, 2023
ASSETS
Current assets
Cash	$5,097	$9,269
Cash – restricted	206	212
Trade receivables (net)	51,695	49,118
Other receivables	1,715	553
Inventory (net)	82,268	82,337
Prepaid expenses and other current assets	3,659	4,084

Total current assets	144,640	145,573

Total fixed assets, net of accumulated depreciation of $33,035 and $29,751 at June 30, 2024 and December 31, 2023, respectively	52,194	49,560
Operating lease assets	7,832	7,416
Intangible assets (net)	10,511	12,225
Goodwill	36,854	37,354
Deferred tax assets	3,220	3,603

Total assets	$255,251	$255,731

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$49,987	$47,644
Accrued expenses	14,346	14,503
Related party payables (net)	548	27
Revolving term credit facilities	2,106	2,185
Notes payable (net)	21,153	23,343
Current portion of finance lease obligations	651	605
Current portion of operating lease obligations	2,210	2,100
Customer deposits	2,021	2,384

Total current liabilities	93,022	92,791

Long-term liabilities
Revolving term credit facilities (net)	48,817	49,781
Notes payable (net)	14,064	16,249
Finance lease obligations (net of current portion)	2,444	2,777
Operating lease obligations (net of current portion)	5,622	5,315
Deferred tax liability	4,719	4,145
Other long-term liabilities	3,334	4,989

Total long-term liabilities	79,000	83,256

Total liabilities	172,022	176,047

Commitments and contingencies
Equity
Preferred stock—Authorized 150,000 shares, no shares issued or outstanding at June 30, 2024 and December 31, 2023	—	—
Common stock—no par value 25,000,000 shares authorized, 20,390,299 and 20,258,194 shares issued and outstanding at June 30, 2024 and December 31, 2023, respectively	135,226	134,328
Additional paid-in capital	5,454	5,440
Retained deficit	(62,209)	(65,982)
Accumulated other comprehensive loss	(5,686)	(4,169)

Equity attributable to shareholders of Manitex International	72,785	69,617
Equity attributed to noncontrolling interest	10,444	10,067

Total equity	83,229	79,684

Total liabilities and equity	$255,251	$255,731

MANITEX INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for share and per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net revenues	$76,235	$73,534	$149,578	$141,405
Cost of sales	59,074	58,599	115,534	112,060

Gross profit	17,161	14,935	34,044	29,345
Operating expenses
Research and development costs	929	837	1,783	1,651
Selling, general and administrative expenses	11,125	10,766	22,244	21,797

Total operating expenses	12,054	11,603	24,027	23,448

Operating income	5,107	3,332	10,017	5,897
Other income (expense)
Interest expense	(1,931)	(1,896)	(3,803)	(3,661)
Interest income	91	—	170	—
Foreign currency transaction loss	(353)	(718)	(829)	(773)
Other income (expense)	(17)	21	17	(737)

Total other expense	(2,210)	(2,593)	(4,445)	(5,171)

Income before income taxes	2,897	739	5,572	726
Income tax expense	1,178	207	1,422	220

Net income	1,719	532	4,150	506

Net income attributable to noncontrolling interest	229	128	377	49

Net income attributable to shareholders of Manitex International, Inc.	$1,490	$404	$3,773	$457

Income per share
Basic	$0.07	$0.02	$0.19	$0.02
Diluted	$0.07	$0.02	$0.19	$0.02
Weighted average common shares outstanding
Basic	20,368,668	20,206,919	20,326,794	20,164,486
Diluted	20,392,756	20,209,959	20,378,199	20,166,968

Net Sales and Gross Margin

	Three Months Ended
	June 30, 2024		March 31, 2024		June 30, 2023
	As Reported	As Adjusted	As Reported	As Adjusted	As Reported	As Adjusted
Net sales	$76,235	$76,235	$73,343	$73,343	$73,534	$73,534
% change Vs Q1 2024	3.9%	3.9%
% change Vs Q2 2023	3.7%	3.7%

Gross margin	17,161	17,161	16,883	16,883	14,935	14,935
Gross margin % of net sales	22.5%	22.5%	23.0%	23.0%	20.3%	20.3%

Backlog

	June 30,	Mar 31,	Dec 31,	Sept 30,	June 30,
	2024	2024	2023	2023	2023
Backlog from continuing operations	115,811	154,182	170,286	196,872	223,236
Change Versus Current Period		(24.9%)	(32.0%)	(41.2%)	(48.1%)

Backlog is defined as orders for equipment which have not yet shipped as well as orders by foreign subsidiaries for international deliveries. The disclosure of backlog aids in the analysis the Company’s customers’ demand for product, as well as the ability of the Company to meet that demand.

Backlog is not necessarily indicative of sales to be recognized in a specified future period.

Reconciliation of Net Income Attributable to Shareholders of Manitex International, Inc. to Adjusted Net Income

	Three Months Ended
	June 30, 2024	March 31, 2024	June 30, 2023
Net income attributable to shareholders of Manitex International, Inc.	$1,490	$2,283	$404
Adjustments, including net tax impact	713	1,127	1,307
Adjusted net income attributable to shareholders of Manitex International, Inc.	$2,203	$3,410	$1,711
Weighted diluted shares outstanding	20,392,756	20,363,642	20,209,959
Diluted earnings per share as reported	$0.07	$0.11	$0.02
Total EPS effect	$0.04	$0.06	$0.06
Adjusted diluted earnings per share	$0.11	$0.17	$0.08

Reconciliation of Net Income to Adjusted EBITDA

	Three Months Ended
	June 30, 2024	March 31, 2024	June 30, 2023
Net Income	$1,719	$2,431	$532
Interest expense	1,840	1,793	1,896
Tax expense	1,178	244	207
Depreciation and amortization expense	2,651	2,794	2,869

EBITDA	$7,388	$7,262	$5,504

Adjustments:
Stock compensation	$360	$633	$589
FX	353	476	718
Severance / restructuring costs	—	(51)	—
Other	—	69	—

Total Adjustments	$713	$1,127	$1,307

Adjusted EBITDA	$8,101	$8,389	$6,811

Adjusted EBITDA as % of sales	10.6%	11.4%	9.3%

Net Debt

	June 30, 2024	March 31, 2024	June 30, 2023
Total cash & cash equivalents	$5,303	$5,054	$7,302

Notes payable - short term	$21,153	$22,658	$23,857
Current portion of finance leases	651	632	555
Notes payable - long term	14,064	17,004	21,585
Finance lease obligations - LT	2,444	2,609	3,093
Revolver, net	50,923	48,531	45,982

Total debt	$89,235	$91,434	$95,072

Net debt	$83,932	$86,380	$87,770

Net debt is calculated using the Consolidated Balance Sheet amounts for current and long-term portion of long-term debt, capital lease obligations, notes payable, and revolving credit facilities minus cash and cash equivalents.